Exhibit 5.1

NEW YORK	CITY PLACE HOUSE	ROME

WASHINGTON, DC	55 BASINGHALL STREET	MILAN

PARIS	LONDON EC2V 5EH	HONG KONG

BRUSSELS	020-7614-2200	BEIJING

FRANKFURT	FACSIMILE 020-7600-1698	BUENOS AIRES

COLOGNE	WWW.CLEARYGOTTLIEB.COM	SÃO PAULO

MOSCOW

Writer’s Direct Dial: +44 20 7614 2230

E-Mail: dgottlieb@cgsh.com

March 30, 2012

HSBC Holdings plc

8 Canada Square

London E14 5HQ

Ladies and Gentlemen:

We have acted as special U.S. counsel to HSBC Holdings plc, a public limited company incorporated under the laws of England and Wales (the “Company”), in connection with the Company’s offering pursuant to a registration statement on Form F-3 (No. 333-180288) of U.S.$2,000,000,000 4.00% Senior Unsecured Notes due March 30, 2022 (the “Securities”) to be issued under an indenture dated as of August 26, 2009 (the “Indenture”) among the Company, The Bank of New York Mellon, as trustee, and HSBC Bank USA, N.A., as paying agent, registrar and exchange rate agent. Such registration statement, as amended as of its most recent effective date (March 27, 2012), insofar as it relates to the Securities (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)), but excluding the documents incorporated by reference therein, is herein called the “Registration Statement.”

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the documents incorporated by reference therein;

(b)	an executed copy of the Indenture; and

(c)	copies of the Securities in global registered form (the “Global Securities”) as executed by the Company and authenticated by the Trustee.

In addition we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

CLEARY GOTTLIEB STEEN & HAMILTON LLP IS A LIMITED LIABILITY PARTNERSHIP REGISTERED IN ENGLAND AND WALES NUMBER OC310280. IT IS AUTHORISED AND REGULATED BY THE SOLICITORS REGULATION AUTHORITY. A LIST OF THE MEMBERS AND THEIR PROFESSIONAL QUALIFICATIONS IS OPEN TO INSPECTION AT THE REGISTERED OFFICE, CITY PLACE HOUSE, 55 BASINGHALL STREET, LONDON EC2V 5EH. CLEARY GOTTLIEB STEEN & HAMILTON LLP OR AN AFFILIATED ENTITY HAS AN OFFICE IN EACH OF THE CITIES LISTED ABOVE.

HSBC Holdings plc, p. 2

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Global Securities have been duly executed and delivered by the Company under the law of the State of New York and are valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Debt Securities, will satisfy, those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America and the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. § 1332 does not exist.

The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the incorporation by reference of this opinion in the Registration Statement and the use of our name in the prospectus constituting a part of the Registration Statement and the prospectus supplement dated March 27, 2012 related to the Securities under the heading “Legal Opinions.” In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ David I. Gottlieb
David I. Gottlieb, a Partner